Exhibit 99.1

LENDINGTREE REPORTS RECORD Q4 & FY 2015 RESULTS; INCREASING 2016 OUTLOOK; EXPANDING STOCK REPURCHASE PROGRAM BY $40 MILLION

•	Record Revenue of $78.3 million; up 78% over fourth quarter 2014

•	Record Variable Marketing Margin of $28.0 million; up 60% over fourth quarter 2014

•	Net Income from Continuing Operations of $32.1 million impacted by $23.9 tax benefit due to release of valuation allowance

•	Record Adjusted EBITDA of $12.0 million; up 100% over fourth quarter 2014

•	Record revenue from mortgage products of $46.9 million, up 41% over fourth quarter 2014

•	Record revenue from non-mortgage products of $31.4 million, up 193% over fourth quarter 2014

•	Credit cards revenue of $6.5 million, up 142% sequentially over third quarter 2015

•	Increasing full-year 2016 guidance

•	Repurchased $40 million worth of shares during first quarter 2016 at weighted average price of $69.74

•	Additional $40 million in stock repurchase authorization

CHARLOTTE, NC - February 25, 2016 - LendingTree, Inc. (NASDAQ: TREE), operator of LendingTree.com, the nation's leading online loan marketplace, today announced results for the quarter and fiscal year ended December 31, 2015.
"LendingTree’s fourth quarter was phenomenal, posting record revenue in both mortgage and non-mortgage categories,” said Doug Lebda, Chairman and CEO. “Not only did we see year-over-year growth in every lending category, but several new offerings have proven to be significant revenue drivers. In mortgage, demand from new and existing lenders continues to grow as we improve our value proposition through high-touch relationships and marketing efficiencies, and the industry increases its online presence. In non-mortgage, the growth trajectory continued, with personal loans, credit cards and home equity experiencing marked growth in the quarter. These results are proof that the LendingTree brand can be leveraged to successfully expand into new financial categories while growing our existing products. Therefore, we're materially increasing our outlook for 2016. And because we believe the current share price understates the strength of LendingTree’s growth prospects, and to reflect our commitment to delivering shareholder value, our Board of Directors has authorized the expansion of our stock repurchase program by $40 million.”

Gabe Dalporto, Chief Financial Officer added, “Despite seasonal headwinds in the fourth quarter, we experienced growth across the board, achieving record revenue, Variable Marketing Margin and Adjusted EBITDA. While growing revenue from mortgage products to a record $46.9 million in the quarter, or 41 percent year-over-year, revenue from non-mortgage products reached an all-time high of $31.4 million, or 193 percent over the same quarter last year, and now represents approximately 40 percent of the company’s total revenue. Along with the continued growth in personal loans, revenue from home equity increased 3 times year over year and credit card revenue increased 142 percent over third quarter 2015.”

Fourth Quarter 2015 Business Highlights

•
Revenue from mortgage products of $46.9 million represents an increase of 41% over fourth quarter 2014 and also reflects sequential growth in both new purchase and refinance during what is typically a seasonally challenging quarter.

•	Revenue from non-mortgage products of $31.4 million in the fourth quarter represents an increase of 193% over the fourth quarter 2014 and now comprises 40% of total revenue.

•	Revenue from our personal loans offering grew to $16.2 million, up 183% over fourth quarter 2014, despite seasonal headwinds.

•	Revenue from our credit cards product grew to $6.5 million, up 142% from $2.7 million in the prior quarter.

•	Notably, revenue from all of our lending categories grew year over year.

•	Enrollment growth in My LendingTree continued, as more than 2.7 million consumers have now joined the My LendingTree personalization platform.

LendingTree Selected Financial Metrics
(In millions, except per share amounts)

			Q/Q		Y/Y
	Q4 2015	Q3 2015	% Change	Q4 2014	% Change
Revenue by Product
Mortgage Products (1)	$46.9	$44.2	6%	$33.2	41%
Non-Mortgage Products (2)	31.4	25.6	23%	10.7	193%
Total Revenue	$78.3	$69.8	12%	$43.9	78%
Non-Mortgage % of Total	40%	37%		24%

Selling and Marketing Expense
Exchanges Marketing Expense (3)	$50.3	$45.5	11%	$26.4	91%
Other Selling & Marketing	3.9	3.4	15%	2.8	39%
Selling and Marketing Expense	$54.2	$48.9	11%	$29.1	86%

Variable Marketing Margin (4)	$28.0	$24.3	15%	$17.5	60%
Variable Marketing Margin % of Revenue	36%	35%		40%

Net Income from Continuing Operations	$32.1	$7.4	334%	$2.1	1429%
Net Income from Cont. Ops. % of Revenue	41%	11%		5%

Net Income per Share from Cont. Ops.
Basic	$2.69	$0.65	314%	$0.19	1316%
Diluted	$2.47	$0.59	319%	$0.18	1272%

Adjusted EBITDA (5)	$12.0	$11.0	9%	$6.0	100%
Adjusted EBITDA % of Revenue (5)	15%	16%		14%

Adjusted Net Income (5)	$34.9	$9.8	256%	$5.7	512%

Adjusted Net Income per Share (5)	$2.69	$0.79	241%	$0.47	472%

(1)	Includes the purchase mortgage, refinance mortgage and rate table products.
(2)	Includes the home equity, reverse mortgage, personal loan, credit card, small business loan, student loan, auto loan, home services, insurance and personal credit products.
(3)
Defined as the portion of selling and marketing expense attributable to variable costs paid for advertising, direct marketing and related expenses, which excludes overhead, fixed costs and personnel-related expenses.

(4)	Defined as revenue minus Exchanges marketing expense and is considered an operating metric.
(5)
Adjusted EBITDA, adjusted EBITDA % of revenue, adjusted net income and adjusted net income per share are non-GAAP measures. Please see "LendingTree's Reconciliation of Non-GAAP Measures to GAAP" and "LendingTree's Principles of Financial Reporting" below for more information.

Fourth Quarter 2015 Financial Highlights

•	Record consolidated revenue of $78.3 million represents an increase of $34.4 million, or 78%, over revenue in the fourth quarter 2014.

•
Record Variable Marketing Margin of $28.0 million represents an increase of $10.5 million, or 60%, over fourth quarter 2014. At 36% of revenue, this includes $0.6 million of expense associated with the production of new television commercials.

•	Record Adjusted EBITDA of $12.0 million increased $6.0 million, or 100%, over fourth quarter 2014.

•
Net income per diluted share from continuing operations of $2.47. Adjusted Net Income per share of $2.69. Net income from continuing operations and Adjusted Net Income were positively impacted by a $23.9 million tax benefit recorded in conjunction with the release of a majority of the company's valuation allowance previously held against deferred tax assets.

•	During the fourth quarter 2015, the company sold 852,500 shares at a gross price per share of $115 raising total proceeds of $91.5 million, net of underwriting discounts and offering expenses.

•	As of December 31, 2015, working capital increased to $191.6 million compared with $95.1 million at September 30, 2015. Working capital is calculated as current assets minus current liabilities.

Full-Year 2015 Financial Highlights

•	Record consolidated revenue of $254.2 million represents an increase of $86.8 million, or 52%, over revenue in full-year 2014.

•	Record Variable Marketing Margin of $95.0 million represents an increase of $29.8 million, or 46%, over full-year 2014.

•	Net income from continuing operations of $51.3 million

•	Record Adjusted EBITDA of $40.8 million increased $19.0 million, or 87%, over 2014 and Adjusted EBITDA as a percent of revenue improved from 13% to 16%.

Business Outlook - 2016
LendingTree is providing Revenue, Variable Marketing Margin and Adjusted EBITDA guidance for first quarter 2016 and increasing full-year 2016 guidance, as follows:

For first quarter 2016:

•	Revenue is anticipated to be $85 - $87 million, or 67% - 71% over first quarter 2015.

•	Variable Marketing Margin is anticipated to be in the range of $29 - $30 million.

•	Adjusted EBITDA is anticipated to be in the range of $13.0 - $13.5 million, implying year-over-year growth of 45% - 51%.
For full-year 2016:

•	Revenue is now anticipated to be in the range of $370 - $380 million, or 46% - 49% over full-year 2015, an increase from prior guidance of $315 - $320 million.

•	Variable Marketing Margin is now anticipated to be $129 - $134 million, or 36% - 41% over full-year 2015, an increase from prior guidance of $108 - $112 million.

•	Adjusted EBITDA is now anticipated to be in the range of $62 - $65 million, or 52% - 59% compared to full-year 2015, an increase from prior guidance of $50 - $52 million.

Stock Repurchase
The company previously announced on January 14, 2016, that its Board of Directors had authorized the repurchase of an additional $50 million of TREE stock. Subsequently during the first quarter 2016 to date, the company has repurchased 573,370 shares of its stock at a weighted average price per share of $69.74 for aggregate consideration of $40.0 million. Today, the company is announcing that it has received further authorization from its Board of Directors to repurchase up to an additional $40 million of its shares. In total, the company holds $57.3 million in remaining share repurchase authorization.
Share repurchases will be implemented through purchases made from time to time in either the open market or private transactions in compliance with applicable securities laws. The timing and extent of the repurchases will depend upon market conditions and other corporate considerations, as determined by the Company in its sole discretion. The Company has sufficient cash on its balance sheet to fund this newly authorized stock repurchase in addition to its expected ordinary course business operations.

Quarterly Conference Call
A conference call to discuss LendingTree's fourth quarter 2015 financial results will be webcast live today, February 25, 2016 at 9:00 AM Eastern Time (ET). The live audiocast is open to the public and will be available on LendingTree's investor relations website at http://investors.lendingtree.com/. The call may also be accessed toll-free via phone at (877) 606-1416. Callers outside the United States and Canada may dial (707) 287-9313. Following completion of the call, a recorded replay of the webcast will be available on LendingTree's investor relations website until 11:59 PM ET on Tuesday, March 1, 2016. To listen to the telephone replay, call toll-free (855) 859-2056 with passcode #25527383. Callers outside the United States and Canada may dial (404) 537-3406 with passcode #25527383.

LENDINGTREE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
	(in thousands, except per share amounts)
Revenue	$78,341	$43,864	$254,216	$167,350
Costs and expenses:
Cost of revenue (exclusive of depreciation) (1)	2,968	2,233	9,370	7,903
Selling and marketing expense (1)	54,234	29,123	172,849	112,704
General and administrative expense (1)	8,694	7,682	30,030	25,883
Product development (1)	3,247	2,041	10,485	7,457
Depreciation	873	704	3,008	3,245
Amortization of intangibles	25	40	149	136
Restructuring and severance	—	141	422	373
Litigation settlements and contingencies	52	188	(611)	10,618
Total costs and expenses	70,093	42,152	225,702	168,319
Operating income (loss)	8,248	1,712	28,514	(969)
Other income (expense), net:
Interest expense	(108)	(1)	(171)	(2)
Income (loss) before income taxes	8,140	1,711	28,343	(971)
Income tax benefit	23,941	398	22,973	484
Net income (loss) from continuing operations	32,081	2,109	51,316	(487)
(Loss) income from discontinued operations	(31)	13,528	(3,269)	9,849
Net income and comprehensive income	$32,050	$15,637	$48,047	$9,362

Weighted average shares outstanding:
Basic	11,926	11,212	11,516	11,188
Diluted	12,972	12,031	12,541	11,188
Income (loss) per share from continuing operations:
Basic	$2.69	$0.19	$4.46	$(0.04)
Diluted	$2.47	$0.18	$4.09	$(0.04)
Income (loss) per share from discontinued operations:
Basic	$—	$1.21	$(0.28)	$0.88
Diluted	$—	$1.12	$(0.26)	$0.88
Net income per share:
Basic	$2.69	$1.39	$4.17	$0.84
Diluted	$2.47	$1.30	$3.83	$0.84
(1) Amounts include non-cash compensation, as follows:
Cost of revenue	$27	$8	$95	$32
Selling and marketing expense	517	237	1,597	901
General and administrative expense	1,211	1,867	5,120	5,148
Product development	382	342	1,558	1,196

LENDINGTREE, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	December 31, 2015	December 31, 2014
	(in thousands, except par value and share amounts)
ASSETS:
Cash and cash equivalents	$206,975	$86,212
Restricted cash and cash equivalents	6,541	18,716
Accounts receivable, net	29,873	13,611
Prepaid and other current assets	2,085	931
Current assets of discontinued operations	110	189
Total current assets	245,584	119,659
Property and equipment, net	9,415	5,257
Goodwill	3,632	3,632
Intangible assets, net	10,992	11,141
Deferred income tax assets	20,977	—
Other non-current assets	1,039	102
Non-current assets of discontinued operations	4,142	100
Total assets	$295,781	$139,891

LIABILITIES:
Accounts payable, trade	$5,741	$1,060
Accrued expenses and other current liabilities	34,885	25,521
Current liabilities of discontinued operations	13,401	12,055
Total current liabilities	54,027	38,636
Other non-current liabilities	586	—
Deferred income tax liabilities	—	4,738
Non-current liabilities of discontinued operations	26	151
Total liabilities	54,639	43,525
SHAREHOLDERS' EQUITY:
Preferred stock $.01 par value; 5,000,000 shares authorized; none issued or outstanding	—	—
Common stock $.01 par value; 50,000,000 shares authorized; 13,865,620 and 12,854,517 shares issued, respectively, and 12,392,093 and 11,386,240 shares outstanding, respectively	139	129
Additional paid-in capital	1,006,688	909,751
Accumulated deficit	(750,124)	(798,171)
Treasury stock 1,473,527 and 1,468,277 shares, respectively	(15,561)	(15,343)
Total shareholders' equity	241,142	96,366
Total liabilities and shareholders' equity	$295,781	$139,891

LENDINGTREE'S RECONCILIATION OF NON-GAAP MEASURES TO GAAP

Below is a reconciliation of adjusted EBITDA and adjusted net income to net income (loss) from continuing operations, adjusted EBITDA % of revenue to net income (loss) from continuing operations % of revenue and adjusted net income per share to net income per diluted share from continuing operations. See "LendingTree's Principles of Financial Reporting" for further discussion of the Company's use of these non-GAAP measures.

	Three Months Ended			Twelve Months Ended
	December 31, 2015	September 30, 2015	December 31, 2014	December 31, 2015	December 31, 2014

Adjusted EBITDA	$11,981	$10,999	$6,035	$40,818	$21,827
Adjusted EBITDA % of revenue	15%	16%	14%	16%	13%
Adjustments to reconcile to net income (loss) from continuing operations:
Depreciation	(873)	(764)	(704)	(3,008)	(3,245)
Amortization of intangibles	(25)	(25)	(40)	(149)	(136)
Interest expense	(108)	(1)	(1)	(171)	(2)
Income tax benefit (expense)	23,941	(389)	398	22,973	484
Adjusted net income	34,916	9,820	5,688	60,463	18,928

Non-cash compensation	(2,137)	(1,978)	(2,454)	(8,370)	(7,277)
Loss on disposal of assets	(646)	(64)	(45)	(748)	(282)
Impairment of long-lived assets	—	—	(805)	—	(805)
Estimated settlement for unclaimed property	—	—	—	(134)	—
Acquisition expense	—	(234)	54	(84)	(60)
Restructuring and severance	—	(28)	(141)	(422)	(373)
Litigation settlements and contingencies (1)	(52)	(133)	(188)	611	(10,618)
Net income (loss) from continuing operations	$32,081	$7,383	$2,109	$51,316	$(487)
Net income (loss) from continuing operations % of revenue	41%	11%	5%	20%	—%

Adjusted net income per share	$2.69	$0.79	$0.47	$4.82	$1.59
Adjustments to reconcile adjusted net income to net income (loss) from continuing operations	$(0.22)	$(0.20)	$(0.29)	$(0.73)	$(1.74)
Adjustments to reconcile effect of dilutive securities	$—	$—	$—	$—	$0.11
Net income (loss) per diluted share from continuing operations	$2.47	$0.59	$0.18	$4.09	$(0.04)

Adjusted weighted average diluted shares outstanding	12,972	12,489	12,031	12,541	11,886
Effect of dilutive securities	—	—	—	—	698
Weighted average diluted shares outstanding	12,972	12,489	12,031	12,541	11,188
Effect of dilutive securities	1,046	1,044	819	1,025	—
Weighted average basic shares outstanding	11,926	11,445	11,212	11,516	11,188

(1)	Includes legal fees for certain patent litigation.

LENDINGTREE’S PRINCIPLES OF FINANCIAL REPORTING

LendingTree reports Earnings Before Interest, Taxes, Depreciation and Amortization, as adjusted for certain items discussed below ("Adjusted EBITDA"), Adjusted EBITDA % of revenue, adjusted net income and adjusted net income per share as supplemental measures to GAAP.

Adjusted EBITDA and Adjusted EBITDA % of revenue are primary metrics by which LendingTree evaluates the operating performance of its businesses, on which its marketing expenditures and internal budgets are based and, in the case of adjusted EBITDA, by which management and many employees are compensated. LendingTree believes that investors should have access to the same set of tools that it uses in analyzing its results. LendingTree believes that adjusted net income and adjusted net income per share are useful financial indicators that provide a different view of the financial performance of the Company than adjusted EBITDA (the primary metric by which LendingTree evaluates the operating performance of its businesses) and the GAAP measures of net income (loss) from continuing operations and GAAP income (loss) per diluted share.

Adjusted net income and adjusted net income per share supplement GAAP income (loss) from continuing operations and GAAP income (loss) per diluted share by enabling investors to make period to period comparisons of those components of the nearest comparable GAAP measures that management believes better reflect the underlying financial performance of the Company’s business operations during particular financial reporting periods. Adjusted net income and adjusted net income per share exclude certain amounts, such as non-cash compensation, non-cash asset impairment charges, gain/loss on disposal of assets, restructuring and severance, litigation settlements, contingencies and legal fees for certain patent litigation, and acquisition expenses, which are recognized and recorded under GAAP in particular periods but which might be viewed as not necessarily coinciding with the underlying business operations for the periods in which they are so recognized and recorded.

These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. LendingTree provides and encourages investors to examine the reconciling adjustments between the GAAP and non-GAAP measures set forth above. LendingTree is not able to provide a reconciliation of projected adjusted EBITDA to expected reported results due to the unknown effect, timing and potential significance of the effects of the wind-down of discontinued operations and tax considerations.

Definition of LendingTree's Non-GAAP Measures

EBITDA is defined as operating income or loss (which excludes interest expense and taxes) excluding amortization of intangibles and depreciation.

Adjusted EBITDA is defined as EBITDA excluding (1) non-cash compensation expense, (2) non-cash asset impairment charges, (3) gain/loss on disposal of assets, (4) restructuring and severance expenses, (5) litigation settlements, contingencies and legal fees for certain patent litigation, (6) adjustments for acquisitions or dispositions, and (7) one-time items.

Adjusted net income is defined as net income (loss) from continuing operations excluding (1) non-cash compensation expense, (2) non-cash asset impairment charges, (3) gain/loss on disposal of assets, (4) restructuring and severance expenses, (5) litigation settlements, contingencies and legal fees for certain patent litigation, (6) adjustments for acquisitions or dispositions, and (7) one-time items.

Adjusted net income per share is defined as adjusted net income divided by the adjusted weighted average diluted shares outstanding. In cases where the Company reported GAAP losses from continuing operations, the effects of potentially dilutive securities are excluded from the calculation of net loss per diluted share from continuing operations because their inclusion would have been anti-dilutive. In such instances where the Company reports GAAP net loss from continuing operations but reports positive non-GAAP adjusted net income, the effects of potentially dilutive securities are included in the denominator for calculating adjusted net income per share.

LendingTree endeavors to compensate for the limitations of these non-GAAP measures by also providing the comparable GAAP measures with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the non-GAAP measures. These non-GAAP measures may not be comparable to similarly titled measures used by other companies.

One-Time Items

Adjusted EBITDA and adjusted net income are adjusted for one-time items, if applicable. Items are considered one-time in nature if they are non-recurring, infrequent or unusual, and have not occurred in the past two years or are not expected to recur in the next two years, in accordance with SEC rules. For the periods presented in this report, there are no adjustments for one-time items, except for $0.1 million related to an estimated settlement for unclaimed property in the full-year 2015.

Non-Cash Expenses That Are Excluded From LendingTree's Adjusted EBITDA and Adjusted Net Income

Non-cash compensation expense consists principally of expense associated with the grants of restricted stock, restricted stock units and stock options. These expenses are not paid in cash and LendingTree includes the related shares in its calculations of fully diluted shares outstanding. Upon settlement of restricted stock units, exercise of certain stock options or vesting of restricted stock awards, the awards may be settled on a net basis, with LendingTree remitting the required tax withholding amounts from its current funds.

Amortization of intangibles are non-cash expenses relating primarily to acquisitions. At the time of an acquisition, the intangible assets of the acquired company, such as purchase agreements, technology and customer relationships, are valued and amortized over their estimated lives. Amortization of intangibles are only excluded from Adjusted EBITDA.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

The matters contained in the discussion above may be considered to be “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. Those statements include statements regarding the intent, belief or current expectations or anticipations of LendingTree and members of our management team. Factors currently known to management that could cause actual results to differ materially from those in forward-looking statements include the following: adverse conditions in the primary and secondary mortgage markets and in the economy, particularly interest rates; willingness of lenders to make unsecured personal loans and purchase leads for such products from the Company; seasonality of results; potential liabilities to secondary market purchasers; changes in the Company's relationships with network lenders; breaches of network security or the misappropriation or misuse of personal consumer information; failure to provide competitive service; failure to maintain brand recognition; ability to attract and retain customers in a cost-effective manner; ability to develop new products and services and enhance existing ones; competition; allegations of failure to comply with existing or changing laws, rules or regulations, or to obtain and maintain required licenses; failure of network lenders or other affiliated parties to comply with regulatory requirements; failure to maintain the integrity of systems and infrastructure; liabilities as a result of privacy regulations; failure to adequately protect intellectual property rights or allegations of infringement of intellectual property rights; and changes in management. These and additional factors to be considered are set forth under “Risk Factors” in our Annual Report on Form 10-K for the period ended December 31, 2014 and our Quarterly Report on Form 10-Q for the period ended September 30, 2015, and in our other filings with the Securities and Exchange Commission. We undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results or expectations.

About LendingTree, Inc.
LendingTree, Inc. (NASDAQ: TREE) operates the nation's leading online loan marketplace and provides consumers with an array of online tools and information to help them find the best loans for their needs. LendingTree's online marketplace connects consumers with multiple lenders that compete for their business, empowering consumers as they comparison-shop across a full suite of loans and credit-based offerings. Since its inception, LendingTree has facilitated more than 55 million loan requests. LendingTree provides access to lenders offering home loans, home equity loans/lines of credit, reverse mortgages, personal loans, auto loans, small business loans, credit cards, student loans and more.
LendingTree, Inc. is headquartered in Charlotte, NC and maintains operations solely in the United States. For more information, please visit www.lendingtree.com.

Contact:
Investor Relations
877-640-4856
investors@lendingtree.com